EXHIBIT 10.95

August 17, 2011

Andrew L. Pecora, M.D., F.A.C.P.
424 Hidden Valley Court
Wyckoff, NJ 07481

Dear Dr. Pecora:

This letter is being written to serve as an amendment to the employment agreement between you, Progenitor Cell Therapy, LLC (the “Company”) and NeoStem, Inc. (the “Parent”) dated as of September 23, 2010 pursuant to which you serve as the Chief Medical Officer of the Company (the “Agreement”). Except as set forth herein, the Agreement shall remain unchanged. Initially capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. This Amendment shall become effective on the date that it is fully executed by you and the Parent (the “Effective Date”).

1.
Your title shall be changed to include Chief Medical Officer of the Parent with responsibilities consistent with that position and such other related duties as the CEO of the Parent shall reasonably request.

2.	In consideration for your increased responsibilities hereunder, your annual salary shall be increased to $210,000 as of the Effective Date.

3.
You shall be granted as of the Effective Date an option to purchase 500,000 shares of Common Stock under the 2009 Equity Plan at an exercise price equal to the closing price of the Common Stock on the Effective Date, vesting as to 100,000 shares on the Effective Date and, subject to your continued employment by the Parent, as to 100,000 shares on each of the first, second, third and fourth one year anniversaries of the Effective Date. This option shall be subject to all the terms and conditions of the 2009 Plan.

Please acknowledge your agreement with the foregoing by executing as provided below.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Andrew L. Pecora
Andrew L. Pecora, M.D., F.A.C.P.

Date: 8.17.2011

420 Lexington Avenue | Suite 450 | NYC | 10170 | Phone: (212) 584-4184 | Fax: (646) 514-7787
www.neostem.com